Exhibit 10.19
EXECUTION VERSION

Interconnection Sales and Co-Investment Agreement
This Interconnection Sales and Co-Investment Agreement (this “Agreement”), dated as of February 10, 2026 (the “Effective Date”), is by and between NextEra Energy Resources Development, LLC, a Delaware limited liability company, with offices located at 700 Universe Boulevard, Juno Beach, Florida 33408 (“NEER”) and XPLR Infrastructure Operating Partners, LP a Delaware limited partnership, with offices located at 700 Universe Boulevard, Juno Beach, Florida 33408 (“XPLR” and together with NEER, the “Parties,” and each a “Party”).
WHEREAS, NEER, by and through its Affiliates, is in the business of developing, owning and operating energy infrastructure projects, including battery storage projects; and
WHEREAS, XPLR, by and through its Affiliates, is the owner of certain energy infrastructure projects which have, or will have, the interconnection rights to support future co-located battery storage projects; and
WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Parties will (a) form one or more joint venture(s) (each a “Project JV” and collectively the “Project JVs”) to develop, construct and operate one or more battery energy storage system projects (each a “Project” and collectively, the “Projects”), and cause to be transferred, by way of a sale, certain Interconnection Assets from XPLR Member (as defined below) to a Project JV as a co-investment project with NEER Member (as defined below), or (b) cause to be transferred, by way of a sale, certain Interconnection Assets from XPLR Member to NEER Member to allow NEER Member to develop a project to be exclusively owned by NEER Member utilizing such Interconnection Assets.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions. Capitalized terms have the meaning set forth in this Section 1.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that for the purposes of this Agreement, none of XPLR or any of its controlled Affiliates shall be considered an Affiliate of NEER or any of its Affiliates.
“Agents” means, with respect to a Party, its officers, directors, members, managers, employees, agents, contractors, and consultants.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“BESS Project” and “BESS Projects” have the meaning set forth in Section 2.2.
“BOT” means a Build Own Transfer Agreement, where Project JV sells a fully developed project to a non-Affiliate for a fee.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of New York and in the State of Florida are authorized or required by Law to be closed for business.

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“Change of Control” means (a) with respect to any XPLR Member any consolidation, merger or recapitalization of such XPLR Member, or any sale, exchange, conveyance or other disposition of equity securities of such XPLR Member in a single transaction or a series of transactions, in which the equity holders of such XPLR Member immediately prior to such consolidation, merger, recapitalization, sale, transaction or first of such series of transactions, own or are entitled to less than fifty percent (50%) of such XPLR Member’s or any successor entity’s (i) issued and outstanding equity securities, (ii) voting rights, or (iii) rights to distributions, in each case, immediately after such consolidation, merger, recapitalization, sale, transaction or series of such transactions; (b) with respect to any XPLR Member any sale, lease or other disposition of all or substantially all of the assets of such XPLR Member; (c) the adoption of a plan relating to the liquidation or dissolution of XPLR or XPLR Parent; or (d) the first day on which XPLR Parent ceases to own 100% of the equity interests of the general partner of XPLR.
“COD Losses” mean any and all claims, demands, suits, legal proceedings, liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, fines, costs and expenses (including the reasonable fees and disbursements of legal counsel or, accountants and other professional fees and expenses, court costs and other costs of enforcing rights hereunder), interest and penalties incurred, sustained, or suffered by NEER, any other applicable NEER Member or Project JV under any PPA, ESSA, or other material project agreements as a result of NEER Member or Project JV being unable to perform their respective obligations under such PPA, ESSA, or other material project agreements that are directly caused by or arise out of XPLR or XPLR Member failing to sell the applicable Project Interconnection Assets, Transferred Interconnection Assets or the Transferred Project Interconnection Asset on or before the applicable Outside Contribution Date.
“Confidential Information” has the meaning set forth in Section 8.1(a).
“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.
“Declined Project” has the meaning set forth in Section 4.1.
“Defaulting Party” has the meaning set forth in Section 8.8(c).
“Definitive Documents” has the meaning set forth in Section 4.3.
“Designated Co-Investment Opportunity” and “Designated Co-Investment Opportunities” have the meaning set forth in Section 2.1.
“Designated Co-Development Opportunity Rejection Notice” has the meaning set forth in Section 3.2.
“Development Plan” means, in respect of each Designated Co-Investment Opportunity, a development plan to build a Project, including (a) a detailed financial model (including (i) the capital budget, (ii) total development, financing and construction costs, and (iii) projected IRR), (b) proposed revenue construct (PPA, ESSA, BOT, etc.), (c) proposed construction schedule, (d) to NEER’s Knowledge, a list of required consents for either NEER Member and XPLR Member, and

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(e) information regarding potential offtakers (for PPA, ESSA, etc.) or buyers (for Build Own Transfers (BOTs).
“Development Notice” means the written notice provided by the applicable NEER Member to the applicable XPLR Member identifying a Designated Co-Investment Opportunity where such NEER Member intends to develop, construct and operate a Project, which notice attaches a copy of the Development Plan.
“Dispute” has the meaning set forth in Section 8.7.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“ESSA” means an Energy Storage Services Agreement.
“Excess Third Party Financing Costs” has the meaning set forth in Section 3.5(b).
“Exclusive NEER Project” has the meaning set forth in Section 4.4.
“Financing Party” means any and all Persons or successors in interest thereof lending money, extending credit or providing loan guarantees to a Party in connection with this Agreement.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied with past practices.
“Governmental Authority” means any federal, state, regional, county, town, province, city or municipal government, whether domestic or foreign, or any department, agency, bureau, or other legislative, executive, administrative, regulatory or judicial body of any such government including any governmental or quasi-governmental entity, tribunal, any self-regulated organization, independent system operator, or regional transmission operator.
“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money, whether current or funded, secured or unsecured, including current and long-term portions of bank debt, mortgages, stockholder loans and other loans, unpaid installment obligations, bonds, debentures, notes payable and other similar debt securities or instruments, (b) in respect of indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien existing on property or assets owned or acquired by, or equity securities of, such Person and subject thereto, (c) any obligation evidenced by hedging, interest rate or currency protection agreements or similar instruments, (d) in respect of letters of credit, to the extent drawn, and bankers’ acceptances, surety bonds or similar credit transactions issued, (e) issued or assumed as the deferred purchase price of property or services, (f) all obligations of such Person in respect of off-balance sheet arrangements or transactions that are in the nature of, or in substitution for, financings, (g) any accrued but unpaid interest, expenses, fees, prepayment premiums, overage charges, breakage costs, make-whole payments, indemnities, termination penalties or other amounts in respect of the foregoing payable as a result of repayment of the foregoing, and (h) all obligations of the type referred to in clauses (a)-(g) the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations. For the avoidance of doubt, this definition of “Indebtedness” shall not include any Third Party Financing Costs.
“Indemnity Notice” has the meaning set forth in Section 7.4.

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“Initial Development Asset Value” means the value of the NEER Member’s Initial Development Assets to be transferred to the associated Project JV, which shall be equal to their associated historical cost as reasonably determined in good faith by NEER Member in accordance with GAAP.
“Initial Development Assets” means the NEER Member assets and rights required to enable the development of the relevant Project at the associated XPLR Renewable Project site, including a PPA, ESSA and any other material project agreements executed on or prior to the Required Contribution Date that enables the BESS Project.
“Interconnection Assets” means the necessary interconnection assets and rights required to enable the development of the related Project or Exclusive NEER Project, including, without limitation, the physical interconnection assets, land rights, interconnection agreement, shared facilities rights, and any other rights or assets reasonably necessary to enable the development of the related Project or Exclusive NEER Project, in each case, proportionately owned by XPLR or XPLR Member.
“Investment Option Period” has the meaning set forth in Section 3.2.
“Investment Option Exercise Notice” has the meaning set forth in Section 3.2.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.
“Material Manner” means the following material change in a Development Plan: (i) an increase of the proposed Project IRR in excess of 100 basis points from the original Development Notice; (ii) replacement of a battery energy storage system with another technology; or (iii) new revenue plan that contemplates switching from a PPA or ESSA to a BOT model.
“NEER” has the meaning set forth in the preamble to this Agreement.
“NEER Election Notice” has the meaning set forth in Section 4.2.
“NEER Election Period” has the meaning set forth in Section 4.2.
“NEER Member” means NEER or any of its Affiliates.
“NEER Third Party Consent Cap Amount” has the meaning set forth in Section 3.5(b).
“NEER’s Knowledge” means the actual knowledge, after reasonable internal consultation but without any obligation of due inquiry, of Anthony Pedroni and Dexter Liu.
“Outside Contribution Date” means the date set forth in the “Outside Contribution Date” column of Exhibit A and Exhibit B in respect of the applicable Project Interconnection Assets, Transferred Interconnection Assets or the Transferred Project Interconnection Asset.
“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.
“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.
“Permitted Liens” means (i) liens for taxes, assessments, or other governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) liens imposed by

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law; (iii) liens arising in the ordinary course of business for amounts not yet overdue or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iv) easements, rights-of-way, restrictions, encroachments, minor defects or irregularities in title, and other similar encumbrances affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of business or materially impair the value of the affected property; (v) liens in favor of NEER or a NEER Member under this Agreement; and (vi) any other liens expressly approved in writing by NEER or a NEER Member from time to time.
“PPA” means a Purchase Power Agreement.
“Project” and “Projects” have the meaning set forth in the preamble to this Agreement.
“Project Interconnection Assets” has the meaning set forth in Section 3.3(a).
“Project JV” and “Project JVs” have the meaning set forth in the preamble to this Agreement.
“Project JV LLCA” has the meaning set forth in Section 3.4(a).
“Required Ancillary Agreements” has the meaning set forth in Section 4.5.
“Required Contribution Date” has the meaning set forth in Section 3.3(b).
“Required Disclosure” has the meaning set forth in Section 8.2.
“Senior Management Negotiation Period” has the meaning set forth in Section 8.7.
“Shared Facilities Agreement” means a new or amended Shared Facilities Agreement, as the case may be, which transfers ownership interests in the requisite Interconnection Assets to NEER Member.
“Surplus Interconnection Consideration” has the meaning set forth in Section 3.3(c).
“Term” has the meaning set forth in Section 8.8(a).
“Third Party Financing Costs” has the meaning set forth in Section 3.5(b).
“Transferred Interconnection Assets” has the meaning set forth in Section 4.1.
“Transferred Project” has the meaning set forth in Section 6.1.
“Transferred Project Interconnection Asset” means the applicable Interconnection Assets with respect to the Transferred Project set forth on Exhibit B.
“Updated Investment Option Exercise Notice” has the meaning set forth in Section 5.1.
“Updated Investment Option Period” has the meaning set forth in Section 5.1.
“Updated Investment Option Rights” has the meaning set forth in Section 5.1.
“Updated Project” shall mean in respect of any Declined Project (i) any Project in which NEER Member had previously presented a Development Notice and NEER Member subsequently revises the associated Development Plan in a Material Manner, or (ii) any new Project(s) utilizing the Transferred Interconnection Assets after the date of transfer from XPLR Member to NEER Member.

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“XPLR” has the meaning set forth in the preamble to this Agreement.
“XPLR COD Losses Cap Amount” has the meaning set forth in Section 7.4.
“XPLR Member” shall mean XPLR or any of its Affiliates.
“XPLR Member Percentage Interest” has the meaning set forth in Section 3.2.
“XPLR Member’s Initial Contribution” has the meaning set forth in Section 3.3(b).
“XPLR Member’s Investment Option Rights” has the meaning set forth in Section 3.2.
“XPLR Parent” means XPLR Infrastructure Partners, L.P.
“XPLR Renewable Projects” shall mean each of XPLR Member’s currently existing and owned renewable energy projects.
“XPLR Third Party Consent Cap Amount” has the meaning set forth in Section 3.5(b).
2.    Designated Co-Investment Opportunities.
2.1    XPLR Member and NEER Member acknowledge and agree that each of the XPLR Renewable Projects set forth on Exhibit A attached hereto are co-investment opportunities (each a “Designated Co-Investment Opportunity”, and collectively the “Designated Co-Investment Opportunities”) and are subject to XPLR Member’s Investment Option Rights set forth in Section 3.
2.2    NEER Member and XPLR Member acknowledge and agree that each Designated Co-Investment Opportunity has been designated for the purpose of developing a Project at each such XPLR Renewable Project site utilizing battery technology (each a “BESS Project” and collectively the “BESS Projects”).
3.    XPLR Member’s Investment Option.
3.1    NEER hereby confirms that on the Effective Date, NEER has delivered, or caused to be delivered to XPLR, and XPLR hereby confirms that on the Effective Date, XPLR has received from NEER or a NEER Member, Development Notices in respect of each Designated Co-Development Opportunity, and such Development Notices comply with and satisfy the requirements of a Development Notice.
3.2    XPLR shall have forty-five (45) calendar days from the Effective Date (“Investment Option Period”) to notify NEER Member in writing of (a) its irrevocable election (“XPLR Member’s Investment Option Right”) to invest a specified percentage (“XPLR Member Percentage Interest”) in each Project JV (which XPLR Member Percentage Interest may be different for each Project JV) such that XPLR Member shall hold such specified percentage of the equity interest in one or more of such Project JV, which such percentage shall constitute not less than 25% and not more than 49% of the aggregate equity interest in each such Project JV that will develop, own and operate the associated BESS Project (“Investment Option Exercise Notice”), on the terms set forth herein, or (b) its rejection of the opportunity to participate in the applicable Designated Co-Development Opportunity (a “Designated Co-Development Opportunity Rejection Notice”). If XPLR Member fails to deliver an Investment

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Option Exercise Notice or a Designated Co-Development Opportunity Rejection Notice prior to the expiration of the Investment Option Period in respect of any Designated Co-Investment Opportunity, then XPLR Member shall be deemed to have rejected its participation in such Designated Co-Investment Opportunity, and Article 4 shall apply with respect to the applicable Interconnection Assets of such Designated Co-Investment Opportunity.
3.3    Upon XPLR Member’s delivery of an Investment Option Exercise Notice:
(a)    XPLR shall, and shall cause XPLR Members to, use commercially reasonable efforts to obtain all required third party consents, including consents from XPLR Members’ financing sources, to effectuate the sale and transfer of the applicable Interconnection Assets to the relevant Project JV (the “Project Interconnection Assets”);
(b)    XPLR shall, and shall cause XPLR Members to, sell and transfer, pursuant to documentation reasonably satisfactory to NEER Member, the Project Interconnection Assets in respect of the applicable Project to the related Project JV (“XPLR Member’s Initial Contribution”) by no later than ninety (90) calendar days from XPLR Member’s delivery of the Investment Option Exercise Notice (the “Required Contribution Date”) in accordance with Section 3.4 below; provided that, the Required Contribution Date, with respect to each applicable Project JV shall be automatically extended until such date that the required third-party consents are obtained, provided that the applicable XPLR Member shall have initiated the process to obtain the third-party consents promptly, and in any event within five (5) Business Days of the Effective Date, and the applicable XPLR Member is using commercially reasonable efforts to obtain such consent during such extension period, but in no event will extend beyond the Outside Contribution Date in respect of each Designated Co-Investment Opportunity; and
(c)    XPLR and NEER agree that the value of the applicable Project Interconnection Assets to be sold to the associated Project JV shall be the amount set forth in the “Surplus Interconnection Consideration” column in Exhibit A in respect of each such related Project Interconnection Assets (such amount, the “Surplus Interconnection Consideration”). Following the transfer of the Project Interconnection Assets to the applicable Project JV, such Project Interconnection Assets shall be a Project JV asset.
3.4    Parties’ Responsibilities Upon Exercise of XPLR Member’s Co-Investment Option.
(a)    Upon receipt of an Investment Option Exercise Notice and all required third party consents, including consents from XPLR Members’ financing sources, in respect of each applicable Project JV, NEER shall cause the applicable NEER Member to promptly form the related Project JV, and NEER shall cause the applicable NEER Member and XPLR shall cause the applicable XPLR Member to enter into the related Project JV’s limited liability company agreement (“Project JV LLCA”), on terms agreeable to the Parties and consistent in all material respects with the terms set forth on Schedule 1, attached hereto.

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(b)    Promptly following NEER Member and XPLR Member’s execution of the Project JV LLCA, NEER and XPLR shall each cause the applicable NEER Member and the applicable XPLR Member, respectively, to contribute cash to the Project JV in exchange for equity interests in such Project JV such that following the contribution of cash by such XPLR Member, such XPLR Member’s equity ownership interest in the applicable Project JV shall be equal to the XPLR Member Percentage Interest in respect of such Project, and such NEER Member’s equity ownership interest in such Project JV shall be equal to the difference between 100% and the XPLR Member Percentage Interest. The aggregate amount of cash to be contributed by each of the applicable NEER Member and the applicable XPLR Member shall be an amount sufficient for the Project JV to purchase from the applicable XPLR Member the Project JV’s Project Interconnection Assets.
(c)    On or prior to the Required Contribution Date (as extended pursuant to Section 3.3(b)), XPLR shall cause the applicable XPLR Member to sell the Project Interconnection Assets to the Project JV, and the Parties will cause the Project JV to purchase from the applicable XPLR Member, for cash, in an amount equal to the Surplus Interconnection Consideration in respect of the applicable Project Interconnection Asset.
(d)    On or before the Required Contribution Date (as extended pursuant to Section 3.3(b)), NEER shall cause the applicable NEER Member to contribute to the Project JV the Initial Development Assets in exchange for additional equity interests in the Project JV equal to the quotient obtained by dividing (a) the Initial Development Asset Value, by (b) the sum of the Initial Development Asset Value and the aggregate amount of cash contributed by each of NEER Member and XPLR Member pursuant to Section 3.4(b) above.
3.5    Costs and Expenses.
(a)    Following the delivery of the Investment Option Exercise Notice, all costs and expenses for the development, construction and operation of the Project (other than (i) the Third Party Financing Costs (as defined below), which shall be subject to Section 3.5(b), and (ii) any pre-payment of principal or interest on any financing and related fees with respect to Indebtedness, which encumbers the applicable Interconnection Assets that is required to complete XPLR Member’s Initial Contribution, which amounts in clause (ii) shall be borne by the applicable XPLR Member), shall be borne by the Project JV.
(b)    Notwithstanding anything to the contrary contained herein, with respect to any reasonable and documented third-party costs incurred by XPLR Member for XPLR Member to obtain any required third party consents from XPLR Member’s financing sources in connection with the transfer of any Project Interconnection Assets or Transferred Project Interconnection Asset (such costs, the “Third Party Financing Costs”), NEER Member shall bear up to an amount not to exceed $2,500,000 (the “NEER Third Party Consent Cap Amount”), in the aggregate with respect to all consents for the Project Interconnection Assets and the Transferred Project Interconnection Asset; provided that if the Third Party Financing Cost exceeds the NEER Third Party Consent Cap Amount (such excess, the “Excess Third Party Financing

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Costs”) with respect to the transfer of any Project Interconnection Assets or the Transferred Project Interconnection Assets, XPLR Member shall bear the cost of any such Excess Third Party Financing Costs up to an amount not to exceed $2,500,000 (the “XPLR Third Party Consent Cap Amount”); provided further, if the Excess Third Party Financing Costs exceeds the XPLR Third Party Consent Cap Amount, then NEER and XPLR shall, for a period of thirty (30) calendar days following the determination that the Excess Third Party Financing Costs exceeds the XPLR Third Party Consent Cap Amount, negotiate in good faith to determine whether XPLR will fund the Excess Third Party Financing Costs in excess of the XPLR Third Party Consent Cap Amount, or if XPLR will provide written notice to NEER Member during such thirty (30) day period that it converts its Investment Option Exercise Notice in respect of such Project JV to a Designated Co-Investment Opportunity Rejection Notice and sell the applicable Project Interconnection Asset to NEER Member and treat it as a Declined Project in accordance with Section 4, in which case, notwithstanding the Surplus Interconnection Consideration or the value determined in respect of the Transferred Project Interconnection Asset, as applicable, NEER and XPLR shall negotiate in good faith and mutually agree to a revised Surplus Interconnection Consideration in respect of the applicable Project Interconnection Asset and/or value in respect of the Transferred Project Interconnection Asset, as applicable, and consummate such sale and transfer for the Project Interconnection Assets and/or the Transferred Project Interconnection Assets, in each case, subject to the applicable NEER Member and the applicable XPLR Member obtaining their respective board approvals (including any required independent conflicts committee board approval of the revised Surplus Interconnection Consideration for the applicable Interconnection Assets and/or valuation with respect to the Transferred Project Interconnection Assets). XPLR Member shall keep NEER Member reasonably informed with respect to XPLR Member’s discussions with any third party to obtain any required third party consents, and XPLR Member shall not agree to any Third Party Financing Costs without NEER Member’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
4.    NEER Member Purchase Rights for Declined Projects.
4.1    If XPLR or the applicable XPLR Member delivers a Designated Co-Development Opportunity Rejection Notice or fails to issue an Investment Option Exercise Notice for a Designated Co-Investment Opportunity within the applicable Investment Option Period (“Declined Project”), then NEER may elect for a NEER Member to acquire from XPLR Member, and XPLR shall cause the applicable XPLR Member to sell to NEER Member, the associated Interconnection Assets at a valuation equal to the applicable Surplus Interconnection Consideration, plus any applicable Third Party Financing Costs, in accordance with and subject to the limitations set forth in Section 3.5 (“Transferred Interconnection Assets”).

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4.2    NEER Member shall provide written notice of its election, if any, to acquire the associated Transferred Interconnection Assets (“NEER Election Notice”) within sixty (60) calendar days of NEER Member’s receipt of a Designated Co-Investment Opportunity Rejection Notice (“NEER Election Period”) or at any time after the Investment Option Period with respect to any Designated Co-Development Opportunity if XPLR Member fails to deliver an Investment Option Exercise Notice or a Designated Co-Development Opportunity Rejection Notice in respect of such Designated Co-Investment Opportunity. Following the commencement of the NEER Election Period, if NEER Member declines or fails to issue such NEER Election Notice within the applicable NEER Election Period, then such related Interconnection Assets shall be released to XPLR Member free and clear of this Agreement.
4.3    If XPLR Member receives a NEER Election Notice within the applicable NEER Election Period, then NEER and XPLR shall cause each applicable NEER Member and XPLR Member, respectively, to in good faith cooperate, negotiate and execute definitive agreements to effectuate NEER Member’s acquisition of the applicable Transferred Interconnection Assets (the “Definitive Documents”), which will include but not be limited to the Shared Facilities Agreement and any Required Ancillary Agreements. NEER Member’s and XPLR Member’s execution of any Definitive Documents shall each be subject to NEER Member’s and XPLR Member’s respective receipt of the necessary board approval at or before the next scheduled board meeting; provided that, notwithstanding anything to the contrary contained herein, in the event any of the Designated Co-Investment Opportunities become a Declined Project, XPLR Member shall have obtained the necessary board approval (including any required independent conflicts committee board approval of the Surplus Interconnection Consideration for the applicable Transferred Interconnection Assets) for the sale of such potential Transferred Interconnection Assets for an amount equal to the applicable Surplus Interconnection Consideration, plus any applicable Third Party Financing Costs, in accordance with and subject to the limitations set forth in Section 3.5, during the Investment Option Period, and no further board or independent conflicts committee board approval shall be required in respect thereof in connection with the execution of the Definitive Documents. NEER and XPLR shall cause the applicable NEER Member and the XPLR Member to consummate the sale and transfer of the Transferred Interconnection Assets on or prior to the Outside Contribution Date as set forth in the applicable “Outside Contribution Date” column in Exhibit A.
4.4    Upon NEER Member’s acquisition of the Transferred Interconnection Assets, XPLR Member shall no longer have any interests or rights to the proposed Project or the related Transferred Interconnection Assets other than its Updated Investment Option Rights (defined below) (each such project an “Exclusive NEER Project”).
4.5    NEER Member acknowledges and agrees that any project utilizing the Transferred Interconnection Assets will be subject to certain agreements required by the co-located XPLR Renewable Project (such as a build out agreement or Shared Facilities Agreement) that will dictate that the existing XPLR Renewable Project, or its successors, will have priority of dispatch over any new co-located projects (“Required Ancillary Agreements”).

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5.    XPLR Member Updated Investment Option Rights.
5.1    Commencing on the Effective Date and continuing until the third anniversary of the Effective Date, NEER Member shall be required to present to XPLR Member a Development Notice in respect of any Updated Project and XPLR Member shall have forty-five (45) calendar days from the date of its receipt of such Development Notice (“Updated Investment Option Period”) to notify NEER Member of its irrevocable election, subject to XPLR Member’s receipt of the necessary board approval promptly, to invest an amount equal to the XPLR Member Percentage Interest of such Project JV that will develop and own the Updated Project (“Updated Investment Option Exercise Notice”), on the terms set forth in the Development Notice, this Agreement and in the existing applicable Project JV LLCA (if any) (collectively, the “Updated Investment Option Rights”).
5.2    In connection with a Change of Control of an XPLR Member, (i) XPLR shall cause the applicable XPLR Member to be bound by its obligations under Article 4 and Section 5.1 following such Change of Control transaction and (ii) the rights of XPLR and such XPLR Member shall under Article 4 and Section 5.1 that relate to or arise from such XPLR Member shall terminate in connection with such Change of Control.
6.    Transferred Projects.
6.1    Commencing on the Effective Date, in order to assist with XPLR Member’s funding obligations for any potential co-investment obligations, XPLR and NEER shall cause the applicable XPLR Member and NEER Member to effectuate a sale and transfer to NEER Member of the necessary Interconnection Asset from the XPLR Renewable Project listed on Exhibit B attached hereto to enable NEER Member to develop a co-located project exclusively owned and operated by NEER Member at such XPLR Renewable Project site (the “Transferred Project”), which such sale and transfer shall be consummated no later than the Outside Contribution Date. The Transferred Project shall be treated as a Declined Project (but not an Updated Project) and be subject to Article 4; provided that NEER and XPLR hereby agree that the value of the Transferred Project Interconnection Assets shall be the amount set forth in Exhibit B, and to the extent not previously obtained, each of NEER and XPLR shall cause the applicable NEER Member and XPLR Member to obtain their respective board approvals (including any required independent conflicts committee board approval of the Transferred Project Interconnection Asset valuation) for the sale of such Transferred Project Interconnection Asset for the consideration set forth in Exhibit B, plus any applicable Third Party Financing Costs, in accordance with and subject to the limitations set forth in Section 3.5, and XPLR shall cause the applicable XPLR Member to obtain any required third party consents from XPLR Member’s financing sources to effectuate the transfer of the Transfer Project Interconnection Asset to the applicable NEER Member, in each case, on or prior to the applicable Outside Contribution Date.
6.2    XPLR shall cause any XPLR Member that is subject to a Change of Control to be bound by the terms of this Article 6 following the Change of Control.

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7.    Additional Covenants.
7.1    Commencing on the Effective Date and continuing until the earlier of the sale or release of any Interconnection Assets in accordance with the terms of this Agreement, XPLR shall, and shall cause each applicable XPLR Member to, for each XPLR Renewable Project listed on Exhibit A and Exhibit B, maintain any rights it currently has to the related Interconnection Assets. Furthermore, XPLR shall cause the applicable XPLR Member to share all information that NEER Member reasonably requires to develop the Projects, subject to customary confidentiality obligations.
7.2    Commencing on the Effective Date, NEER and XPLR shall use commercially reasonable efforts to identify additional XPLR Renewable Projects to transfer additional Interconnection Rights from XPLR Member to NEER Member to enable up to 500 MWs of surplus projects; provided that the price, timing and structure for completing such transactions for such additional Interconnection Rights, if any, will be subject to (a) the applicable NEER Member and XPLR Member’s receipt of any necessary board approval, and (b) the negotiation and execution of mutually agreeable definitive agreements. XPLR shall cause any XPLR Member that is subject to a Change of Control to be bound by the terms of this Section 7.2 following the Change of Control.
7.3    XPLR and NEER will cause each Project JV to enter into an Operations and Maintenance Agreement, Administrative Services Agreement, and other ancillary agreements consistent with other projects that NEER (or its Affiliates) operates on behalf of XPLR Member.
7.4    If XPLR Member fails to transfer the applicable Project Interconnection Assets, Transferred Interconnection Assets or the Transferred Project Interconnection Asset, as applicable, on or prior to the Outside Contribution Date in respect of any applicable Project JV, Declined Project or the Transferred Project, XPLR shall be liable to and shall indemnify NEER for COD Losses (taking into account NEER’s indirect ownership of the applicable Project JV) incurred by NEER, NEER Member or Project JV, up to an amount not to exceed $2,500,000, except in the case of fraud, willful misconduct or bad faith by XPLR Member (the “XPLR COD Losses Cap Amount”). In connection with a COD Loss, NEER shall provide prompt written notice (the “Indemnity Notice”) to XPLR setting forth the amount of the COD Losses, without duplication, any NEER Member incurs with respect to a Project or Transferred Project, and subject to the XPLR COD Losses Cap Amount, XPLR shall pay to NEER the amount of such COD Losses set forth in the Indemnity Notice no later than fifteen (15) calendar days of its receipt of such Indemnity Notice.
7.5    As of their relevant transfer date hereunder, XPLR Member will have good and valid title to, or a valid and enforceable interest in, or other right to use, as applicable, the Project Interconnection Assets and the Transferred Project Interconnection Assets, free and clear of all liens and encumbrances other than clauses (iv), (v) and (vi) of the definition of Permitted Liens.
7.6     XPLR shall use its commercially reasonable efforts to cause the applicable XPLR Member to transfer all Project Interconnection Assets and the Transferred Project

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Interconnection Asset requested by NEER in its sole discretion to allow NEER Member or the Project JV, as applicable, to develop and operate the contemplated battery energy storage project.
8.    Miscellaneous.
8.1    Confidentiality.
(a)    If either Party provides confidential information, including business plans, strategies, financial information, proprietary, patented, licensed, copyrighted or trademarked information, or technical information regarding the Projects or of such Party’s business (“Confidential Information”) to the other or, if, in the course of performing under this Agreement or negotiating this Agreement, a Party learns Confidential Information regarding the facilities or plans of the other, the receiving Party shall: (i) protect the Confidential Information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information, but in any event not less than a commercially reasonable degree of care; and (ii) refrain from using such Confidential Information, except in the negotiation and performance of this Agreement.
(b)    A Party may provide such Confidential Information to its Agents, Affiliates, Financing Parties, and potential Financing Parties; provided that each Party will be responsible for any breach of this Section 8.1 by its Agents, Affiliates, Financing Parties, and potential Financing Parties.
(c)    Notwithstanding any other provision in this Agreement, neither Party will be required to hold confidential any information that: (i) becomes publicly available other than through the receiving Party; (ii) is required to be disclosed by a Governmental Authority under applicable Law or pursuant to a validly issued subpoena; (iii) becomes available to the receiving Party from a source which is not known to the receiving Party to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation to the disclosing Party; or (iv) information which the receiving Party can demonstrate was legally in its possession prior to disclosure by the disclosing Party.
(d)    If the receiving Party is requested or required by legal or regulatory authority to disclose any Confidential Information, the receiving Party shall promptly Notify the disclosing Party of such request or requirement prior to disclosure, if permitted by applicable Law, so that the disclosing Party may seek an appropriate protective order. If a protective order or other remedy is not obtained, the receiving Party may furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the subpoena or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(e)    The terms of this Agreement, its execution and existence is considered by the Parties to be Confidential Information.

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8.2    Public Announcements. Neither Party nor any of its Affiliates or Agents shall (orally or in writing) publicly disclose, issue any press release, or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party (based on the reasonable advice of counsel) is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded, or (iii) in connection with enforcing its rights under this Agreement. Nothing set forth in this Section 8.2 shall prohibit a Party from publicly disclosing, issuing any press release or making any public statements or communications regarding the subject matter of this Agreement that was previously disclosed or otherwise made public by a Party not in breach of this Section 8.2.
8.3    Representations and Warranties.
(a)    Each Party represents and warrants to the other Party that it is a legal entity, duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
(b)    Each Party represents and warrants to the other Party that this Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other Party hereto, constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its and their terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)    Each Party represents and warrants to the other Party that neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the transactions contemplated hereby nor compliance by such Party with any of the provisions hereof shall (1) conflict with or violate any provision of its organizational documents, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of such Party pursuant to any contract to which such Party is a party or by which such Party or any property or asset of such Party is bound or affected, or (3) violate any law or order applicable to such Party or any of its properties or assets.
(d)    XPLR represents and warrants to NEER that, as of the Effective Date, the applicable XPLR Member has good and valid title to, or a valid and enforceable interest in, or other right to use, as applicable, the Project Interconnection Assets and the Transferred Project Interconnection Asset, free and clear of all liens and encumbrances, other than Permitted Liens.

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8.4    Limitation of Liability.
(a)    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.
(b)    Exceptions. THE LIMITATIONS SET FORTH IN SECTION 8.4(a) SHALL NOT APPLY TO DAMAGES OR LIABILITIES ARISING FROM:
(i)    FRAUD, BAD FAITH, OR WILLFUL MISCONDUCT OF EITHER PARTY IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT; AND
(ii)    BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 8.1.
8.5    Assignment. Neither Party may sell, transfer or assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party in its sole discretion; provided, without the prior consent of (but with notice to) the other Party, a Party may: (a) make an assignment to an Affiliate; (b) make an assignment through merger, consolidation or sale of all or substantially all of such Party’s stock, interests or assets; or (c) assign, collaterally assign or pledge its interests hereunder to a financing party; provided that, subject to Section 5.2, the assignee shall remain subject to and bound by the terms and provisions of this Agreement in connection with any assignment of this Agreement by the assigning party.
8.6    Relationship of the Parties.Each Party is an independent contractor with regard to this Agreement. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party.
8.7    Dispute Resolution. In the event of any dispute, controversy, or claim between the Parties and which arises out of or relates to this Agreement (each, a “Dispute”), the Parties shall attempt to resolve such Dispute through senior management negotiations. Either Party may, by Notice to the other Party, request a meeting to initiate negotiations to be held at a mutually agreed time and place (either in person or by phone) within ten (10) Business Days after the other Party’s receipt of such request. If the Dispute has not been resolved by senior management within thirty (30) days after commencement of such senior management negotiations (“Senior Management Negotiation Period”), either Party may pursue any and all

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available remedies under the terms of this Agreement or at applicable Law. The Parties shall attempt to resolve all Disputes promptly, equitably and in good faith.
8.8    Term, Termination, and Survival.
(a)    This Agreement shall commence as of the Effective Date and shall continue thereafter until the third (3rd) anniversary of the Effective Date, unless sooner terminated pursuant to Section 8.8(b) or Section 8.8(c) (“Term”).
(b)    The Parties may terminate this Agreement upon signed mutual consent.
(c)    Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:
(i)    Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.
(ii)    Becomes insolvent or admits its inability to pay its debts generally as they become due.
(iii)    Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing.
(iv)    Is dissolved or liquidated or takes any corporate action for such purpose.
(v)    Makes a general assignment for the benefit of creditors.
(vi)    Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
(d)    Any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.
8.9    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to/the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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8.10    Waiver. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
8.11    Entire Agreement. This Agreement, together with the all related Exhibits, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement, any other documents incorporated herein by reference, and the related Exhibits, the statements in the body of this Agreement shall control. The Parties have not relied on any statement, representation, warranty, or agreement of the other Party or of any other person on such Party's behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties, or agreements expressly contained in this Agreement.
8.12    No Oral Amendments. No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.
8.13    Notice. All notices hereunder shall be in writing and shall be delivered, sent by recognized overnight courier, sent by email, or mailed by registered or certified mail, postage and fees prepaid, to the Party to be notified at the Party’s address shown below. Notices which are hand delivered or delivered by recognized overnight courier shall be effective on delivery or if not delivered on a Business Day on the next Business Day. Notices which are sent by email shall be effective on the day received if received during business hours in the locale of the recipient and otherwise on the next Business Day. Notices which are mailed shall be effective on the third day after mailing.
If to XPLR (or an XPLR Member):

XPLR Infrastructure Operating Partners, LP
700 Universe Blvd.
Juno Beach, Florida 33408
Attn: Alan Liu, President and CEO and David Flechner, General Counsel
Email: alan.liu@xplrinfrastructure.com; david.flechner@xplrinfrastructure.com

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If to NEER:

NextEra Energy Resources, LLC
700 Universe Blvd.
Juno Beach, Florida 33408
Attn: General Counsel
Email: NEER-General-Counsel.sharedmailbox@nee.com

8.14    Choice of Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without reference to any choice of law principles except for Sections 5-1401 and 5-1402 of the New York General Obligations Law. Any legal action or proceeding with respect to or arising out of this Agreement shall be brought in or removed to the courts of the Federal District Court for the Southern District of New York or, if such court lacks or declines jurisdiction, the courts of the State of New York in the Borough of Manhattan, to the exclusion of all other courts. EACH PARTY CONSENTS AND AGREES THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN AND ONLY IN SUCH COURTS AND WAIVES (TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR DISPUTE WAS BROUGHT IN AN INCONVENIENT FORUM OR ANY SIMILAR OBJECTION AND AGREES NOT TO PLEAD OR CLAIM THE SAME.
8.15    Waiver of Jury Trial. TO THE EXTENT ENFORCEABLE UNDER APPLICABLE LAW, EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT.
8.16    Specific Performance: Each Party agrees that the other Party would be damaged irreparably and would have no adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Party is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each Party agrees not to dispute or resist any such application for relief on the basis that another Party has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.
[SIGNATURE PAGE FOLLOWS]

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Docusign Envelope ID: B92E3DBE-8F96-42DF-8A04-BD2C1149A179

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

NEXTERA ENERGY RESOURCES DEVELOPMENT, LLC		XPLR INFRASTRUCTURE OPERATING PARTNERS, LP

DocuSigned by:
By:	PETTER SKANTZE	By: XPLR Infrastructure Operating
	2F5BBE5FF6D34D9...	Partners GP, LLC, its general partner
Name:	Petter Skantze
Title:	Vice President
By________________________
Name:
Title:

[Signature Page to Interconnection Sales and Co-Investment Agreement]
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

NEXTERA ENERGY RESOURCES DEVELOPMENT, LLC	XPLR INFRASTRUCTURE OPERATING PARTNERS, LP

By________________________	By: XPLR Infrastructure Operating
Name:	Partners GP, LLC, its general partner
Title:
By S. ALAN LIU
Name: S. Alan Liu
Title: President

[Signature Page to Interconnection Sales and Co-Investment Agreement]
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EXHIBIT A
DESIGNATED CO-INVESTMENT OPPORTUNITIES

Existing Project	Designated Co-Investment Project	Location (State)	Expected BESS COD	BESS Capacity in MW [ac]	Outside Contribution Date	Governmental Approval Deadline	Surplus Interconnection Consideration
Carousel Wind	Carousel BESS	CO	12/30/2027	149.6	August 31, 2026	September 30, 2026	$12,641,960
Mammoth Plains Wind	Mammoth Plains BESS	OK	11/15/2027	150.0	August 31, 2026	February 28, 2027	$12,927,645
Roswell Solar	Roswell BESS	NM	11/15/2027	50.0	October 30, 2026	February 28, 2027	$2,181,630
Chaves Solar	Chaves BESS	NM	11/15/2027	50.0	October 30, 2026	February 28, 2027	$3,016,872

[Exhibit A]
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EXHIBIT B
TRANSFERRED PROJECTS

Existing Project	Transferred Project	Location (State)	Expected BESS COD	BESS Capacity in MW [ac]	Outside Contribution Date	Governmental Approval Deadline	Value of the Transferred Project Interconnection Asset
Palo Duro Wind	Palo Duro BESS	TX	11/15/2027	150	August 31, 2026	February 28, 2027	$13,578,528

[Exhibit B]
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SCHEDULE 1
PROJECT JV LLCA TERMS

Project JV LLCA Terms
1.	Project JVs	Each Project JV shall be governed by an applicable Project JV LLCA, to be negotiated by the parties, and will specifically include the terms set forth in this Schedule 1.
2.	Governance
Each Project JV shall be member-managed, with NEER Member acting as the Project JV’s manager (“Managing Member”).
[1]The Managing Member shall be responsible for all activity required to develop, finance, construct, operate and maintain the associated Project owned by the particular Project JV. As compensation for its development services, each Project JV will pay the Managing Member a fee equal to the amounts listed on the Managing Member Fee column in Schedule 1-Exhibit A upon commercial operations of the associated Project (the “Managing Member Fee”).
XPLR Member’s consent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for the following specified set of Project JV actions (“Major Decisions”):
•    Any amendment to the Project JV LLCA that is material and adverse to XPLR Member;
•    Borrowing money, and as applicable grant security therefore, to mortgage, pledge or otherwise encumber any and all assets of the Project JV, including the rights of the Project JV under any agreements, including tax equity financing;
•    Elect to terminate, dissolve or wind up the Project JV;
•    Cause the Project JV to take or file any action or institute any proceeding to declare itself bankrupt;
•    Merge or consolidate the Project JV or convert the Project JV to any other form of business organization;
•    Issue or cause to be issued any additional equity interest, other than in connection with additional capital contributions as contemplated by this Schedule 1;

__________________________ [1]NTD: Managing Member Fee mechanics, calculation, amounts, and responsible party (payor) is under review; Parties to discuss; further comment reserved.

[Schedule 1]
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•    Transfer, sell or dispose of all or substantially all of the assets of the Project JV, other than as authorized in the Project JV LLCA;
•    Admit a new Member to the Project JV, other than as expressly authorized in the Project JV LLCA;
•    Commence, settle and/or terminate any claim, action or proceeding in an amount in excess of $1,000,000;
•    Approving any amendment to an Annual Budget that (i) exceeds any line item by more than ten percent (10%) or (ii) in the aggregate would increase the Annual Budget by more than ten percent (10%);
•    Take any action that would reasonably be expected to (i) adversely affect in any material respect the tax liabilities or tax and financial positions of the Project JV, or (ii) cause the Project JV to be treated as other than a disregarded entity or a partnership for U.S. federal income tax purposes.

3.	Capital Contributions
Subject to the Budgeting provisions below, and following NEER Member and XPLR Member holding their respective targeted equity ownership percentages in the applicable Project JV, XPLR Member and NEER Member shall each make capital contributions into each Project JV pro rata based on their respective equity interests in the applicable Project JV to pay for Project JV costs approved by the Members.
All capital calls must be funded by XPLR Member and NEER Member in cash on a pro rata basis. If either party does not contribute, the other party has the right, but not the obligation, to fund on the non-funding party’s behalf and ownership interest will be adjusted in accordance with the Project JV LLCA terms. Failure to fund mechanics, including member loans and dilution shall be set forth in the Project JV’s LLCA.

4.	Governmental Approvals
(i)    The Project JV shall use commercially reasonable efforts to obtain all required governmental approvals to develop, construct and operate each Designated Co-Investment Opportunity; provided that if the Project JV is unable to obtain such required governmental approval in respect of any specific Designated Co-Investment Opportunity on or prior to such date set forth in the Governmental Approval Deadline column of Exhibit A to the Agreement, in respect of each such Designated Co-Investment Opportunity, the applicable Project JV shall (a) sell to XPLR Member the related Project Interconnection Assets for an amount equal to the Surplus Interconnection Consideration, (b) sell to NEER Member the related Initial Development Assets for an amount equal to the Individual Development Asset Value, and (c) following the satisfaction of all outstanding debts and liabilities to third parties, distribute the remaining assets to each of NEER Member and XPLR Member in accordance with such member’s percentage interest in such Project JV.

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5.	Budgets
Spending by any Project JV shall be subject to annual budgets for development costs, construction costs, and operation costs (“Annual Budgets”).
An initial budget for any spending by the Project JV shall be attached to the Project JV’s LLCA.

6.	Transfer Rights and Restrictions
Transfer Restrictions: No Member may transfer (directly or indirectly, whether voluntarily, involuntarily, by operation of law or otherwise) all or any portion of its equity interests, including the rights to the cash flows generated by the Project JV’s assets (“Transfer”), and no Member may be Transferred, without the prior written consent of the other Member other than as expressly authorized by the Project JV LLCA. Notwithstanding the foregoing, (a) a Member may transfer its equity interests to an Affiliate of such Member (a “Permitted Transferee”); provided that (i) such Transferee agrees in writing to be bound by the Project JV LLCA, and (ii) any such transfer to the Permitted Transferee shall be for not less than 25% of the aggregate equity interests issued and outstanding in the applicable Project JV, and (b) in connection with a Transfer that is permitted pursuant to the terms of the Project JV LLCA, no separate member consent shall be required to admit such transferee as a member of such Project JV.
ROFR: The Members expressly acknowledge and agree that the existing ROFR terms between XPLR Infrastructure, LP and NextEra Energy Resources, LLC, shall apply to the equity interests held in the Project JV.

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7.	Books and Records
The Project JV will maintain its respective books and records in accordance with applicable laws and governance practices.
Each Member in good standing and not being in default, will have customary information rights with respect to the Project JV, including without limitation:
1.    Quarterly (and if prepared, monthly) unaudited financial statements prepared in the ordinary course of business
2.    Audited annual financial statements
3.    Annual business plans and budgets
4.    Prior to commercial operations date, quarterly updates with respect to the status of development or construction of any Project (including reconciliation of actual against budgeted costs and expenses)
5.    Copies of any periodic reporting or notice of material events provided by any contractor or service provider to any Project JV
6.    Other reasonable access to information

8.	Governing Law	Delaware

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SCHEDULE 1 – EXHIBIT A
Managing Member Fee

Designated Co-Investment Project	Managing Member Fee
Carousel BESS	$9,724,000
Mammoth Plains BESS	$9,750,000
Roswell BESS	$3,250,000
Chaves BESS	$3,250,000

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